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                                                                    Exhibit 99.1
[GRAPHIC OMITTED][GRAPHIC OMITTED]
BALDWIN & LYONS, INC.
PROTECTIVE INSURANCE COMPANY
SAGAMORE INSURANCE COMPANY
B & L INSURANCE, LTD. (BERMUDA)
--------------------------------------------------------------------------------
1099 North Meridian Street
Indianapolis, IN 46204
(317) 636-9800


Subj:    Baldwin & Lyons, Inc.                                  November 2, 2006
         Unaudited Third Quarter Report        Press Contact: G. Patrick Corydon
                                                                  (317) 636-9800
                                                     corydon@baldwinandlyons.com


     BALDWIN & LYONS ANNOUNCES RECORD OPERATING INCOME FOR QUARTER AND NINE
                       MONTHS AND RECORD YEAR-TO-DATE NET

         INDIANAPOLIS, INDIANA, NOVEMBER 2, 2006--Baldwin & Lyons, Inc. (Nasdaq:
BWINA, BWINB) today announced record third quarter operating income, defined as net income before investment gains or losses, of $8.0 million, or $.53 per share, compared to an operating loss of $.8 million, or $.05 per share, reported in 2005. The 2005 period was adversely impacted by losses, totaling $.57 per share after tax, from hurricanes Katrina and Rita. Investment gains totaled $1.9 million, or $.12 per share, during the current quarter and compare to investment gains of $5.4 million, or $.36 per share, in the prior year quarter. Including investment gains, third quarter net income was $9.9 million, or $.65 per share, compared to $4.7 million, or $.31 per share, for the third quarter of 2005.

For the nine months ended September 30, 2006, operating income totaled a record $21.1 million, or $1.41 per share, compared to $13.5 million, or $.91 per share, reported a year earlier. Investment gains totaled $5.7 million, or $.38 per share, in the 2006 period compared to investment gains of $10.7 million a year earlier. Including investment gains, net income for the current year-to-date totaled a record $26.9 million, or $1.79 per share, compared to the previous record of $24.2 million, or $1.63 per share, for the first nine months of 2005.

Net premium earned by the Company's insurance subsidiaries declined by 15% from $49.8 million during the third quarter of 2005 to $42.3 million for the third quarter of 2006. For the nine months, earned premium decreased by 9% to $127.7 million. Premium earned was level with the second quarter as the Company's two largest products, fleet trucking and non-standard automobile, continue to see pricing pressure.

The Company's quarterly consolidated combined ratio decreased to 89.1%, producing underwriting profits of $4.6 million, compared to last year's third quarter ratio of 114.0% and an underwriting loss of $7.0 million. The 2005 quarter was adversely impacted by $13.0 million in pre-tax hurricane losses. Year-to-date, the consolidated combined ratio for 2006 was 90.8% compared to 98.0%, including hurricane losses which added 9.3 points to the loss ratio, for the first nine months of 2005.

Gary W. Miller, CEO of the Company, stated, "While pleased with record operating results, we are not pleased with the decline in premiums as commercial auto pricing has trended down, often past the expected breakeven point. As a result, we have lost some business to those that must have a more optimistic view of future loss costs".

Investment income continues to improve as the fixed income portfolio is increasingly benefited by higher yields. Pretax investment income was 38% higher for the third quarter and 36% higher for the nine months of this year. After tax investment income improved even more, at 42% and 38%, respectively, as more of the fixed income portfolio has been allocated to municipal bonds this year. After tax investment income also improved over 7% from the second quarter this year. Net investment gains before tax were $3.0 million for the current quarter compared to $8.3 million for the 2005 quarter. Year-to-date, net investment gains were $8.8 million compared to $16.5 million for 2005 with the difference attributable to extraordinarily favorable performance by our limited partnership investments during 2005.

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Shareholders' equity increased by $10.7 million during the quarter and has increased $4.3 million (1.3%) from December 31, 2005 after regular and extra dividend payouts for the year-to-date totaling $31.6 million, or $2.10 per share. The book value per share of the Company's stock was $23.20 on September 30, 2006, up $1.99 before dividends and down $.11 after dividends from December 31, 2005.

CONFERENCE CALL INFORMATION:

Baldwin & Lyons, Inc. has scheduled a conference call for November 2, 2006 at 11:00 AM (New York time) to discuss results for the third quarter ended September 30, 2006. To gain access to the webcast of this call, please log on to HTTP://VIAVID.NET/DCE.ASPX?SID=000035DE at least 15 minutes prior to the call to register and to download the necessary audio software. The webcast will be archived on the site until February 2, 2007. You may also access the webcast through a link on our investor relations page at WWW.BALDWINANDLYONS.COM.

To participate via teleconference, investors may dial 877-704-5386 (U.S./Canada) or 913-312-1302 (International or local) at least five minutes prior to the beginning of the call. A replay of the call will be available through November 9, 2006 by calling 888-203-1112 or 719-457-0820 and referencing passcode 3544744.

Also available on our investor relations page are complete interim financial statements, information regarding our business segments, and copies of our filings with the Securities and Exchange Commission.

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
FINANCIAL HIGHLIGHTS (UNAUDITED)
Baldwin & Lyons, Inc. and Subsidiaries
(IN THOUSANDS, EXCEPT PER SHARE DATA)                Three Months Ended              Nine Months Ended
                                                        September 30                    September 30
                                                 ---------------------------    -----------------------------
                                                    2006           2005            2006             2005
                                                 -----------    ------------    ------------    -------------
Operating revenue                                   $48,891      $  55,227        $ 147,279        $ 155,853
Net investment gains                                  2,958          8,346            8,837           16,470
                                                 -----------    ------------    ------------    -------------

                               TOTAL REVENUE        $51,849      $  63,573        $ 156,116        $ 172,323
                                                 ===========    ============    ============    =============

Operating income (loss)                             $ 7,956     ($     773)        $ 21,118         $ 13,492

Net investment gains,
   net of federal income taxes                        1,923          5,424            5,744           10,705
                                                 -----------    ------------    ------------    -------------

                                  NET INCOME        $ 9,879     $    4,651         $ 26,862         $ 24,197
                                                 ===========    ============    ============    =============

Per share data - diluted:
   Average number of shares                          15,130         14,873           15,013           14,854

   Operating income (loss)                            $ .53       ($   .05)          $ 1.41            $ .91
   Net investment gains                                 .12            .36              .38              .72
                                                 -----------    ------------    ------------    -------------

                                  NET INCOME          $ .65        $   .31           $ 1.79           $ 1.63
                                                 ===========    ============    ============    =============

Dividends paid to shareholders                        $ .25        $   .35           $ 2.10            $ .70

Annualized return on average shareholders' equity:
   Operating income (loss)                            10.5%          (1.1%)            9.2%             6.3%

   Net income                                         13.1%           6.3%            11.7%            11.1%

Consolidated combined ratio of
   insurance subsidiaries (GAAP basis)                89.1%         114.0%            90.8%            98.0%


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FORWARD-LOOKING STATEMENTS IN THIS REPORT ARE MADE PURSUANT TO THE SAFE HARBOR
PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. INVESTORS ARE CAUTIONED THAT SUCH FORWARD-LOOKING STATEMENTS INVOLVE INHERENT RISKS AND UNCERTAINTIES. READERS ARE ENCOURAGED TO REVIEW THE COMPANY'S ANNUAL REPORT FOR ITS FULL STATEMENT REGARDING FORWARD-LOOKING INFORMATION.